CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the use of our report included in this registration statement and to the incorporation by reference in this registration statement of our report dated January 31, 2001 (except with respect to the matters discussed in Note 20, as to which the date is February 28, 2001) included in Panamerican Beverages, Inc. Form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Miami, Florida,
  July 20, 2001.